Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces the Appointment of Its CEO to the
Presidency of the California Independent Bankers Association for 2006

          COSTA MESA, Calif., Jan. 23 /PRNewswire-FirstCall/ -- Pacific Premier Bancorp, Inc. (Nasdaq: PPBI) (the “Company”) announced today that its President and Chief Executive Officer, Steven R. Gardner, has been elected to the position of President of the California Independent Bankers Association (“CIB”) for 2006.  Mr. Gardner, who has been an active member of the CIB since 2002, indicated that he was “honored at the appointment” and “was looking forward to serving the CIB membership this year.”

          Mr. Gardner was interviewed by The Community Banker, the newsletter of the CIB, with his comments appearing in the January 2006 edition which is available now.  A copy has been filed as an Exhibit to a Form 8-K filed by the Company today with the Securities Exchange Commission and which is also available on the Company’s website.

          The Company owns all of the capital stock of the Bank, a federal savings bank.  We currently provide business and consumer banking products to our customers through our three branches in Southern California located in the cities of San Bernardino, Seal Beach and Huntington Beach.  The Bank is scheduled to open its fourth, fifth and sixth branches in Costa Mesa, Cypress and Newport Beach, California respectively, during the first and second quarter of 2006.  At September 30, 2005, we had total consolidated assets of $662.8 million, net loans of $572.6 million, total deposits of $324.6 million, and total consolidated stockholders’ equity of $49.3 million.  For more information see www.ppbi.net.

          Contact:

          Pacific Premier Bancorp, Inc.

Steven R. Gardner	John Shindler
President/CEO	Executive Vice President/CFO
714-431-4000	714-431-4000

SOURCE  Pacific Premier Bancorp, Inc.
          -0-                                        01/23/2006
          /CONTACT:  Steven R. Gardner, President/CEO, or John Shindler, Executive Vice President/CFO, both of Pacific Premier Bancorp, Inc., +1-714-431-4000/
          /Web site:  http://www.ppbi.net /
          (PPBI)